Exhibit 99.1

NEWS RELEASE

Contact:	Jason S. Kirsch, APR
Pennsylvania Commerce Bancorp Inc.
(717) 412-6200
jason.kirsch@commercepc.com

Kevin Barry
Republic First Bancorp Inc.
(215) 430-5416
kbarry@rfbkonline.com

FOR IMMEDIATE RELEASE

Pennsylvania Commerce Bancorp to Acquire
Republic First Bancorp and Become Metro Bancorp

Combined growth company to expand in PA, NJ and beyond

HARRISBURG, Pa. (Nov. 10, 2008) — Pennsylvania Commerce Bancorp Inc. (NASDAQ: COBH), holding company of Commerce Bank/Harrisburg, and Philadelphia-based Republic First Bancorp Inc. (NASDAQ: FRBK), holding company of Republic First Bank, today announced that the companies have signed a definitive agreement to merge to form Metro Bancorp Inc.

With headquarters in Harrisburg and Philadelphia, Metro Bancorp will have a network of 45 convenient stores in Central Pennsylvania, Metro Philadelphia and Southern New Jersey.

Commerce Bank/Harrisburg stores will continue to operate as Commerce Bank for a limited time. Republic First locations will re-brand as Metro Bank early in 2009.

The combined company (which will continue to trade on NASDAQ) will have total assets exceeding $3 billion, market capitalization of about $260 million and more than 1,200 team members. The company will pursue an aggressive growth strategy with new stores in Central Pennsylvania, Southern New Jersey and other markets.

Under the terms of the agreement, which has been approved by the board of directors of both companies, Pennsylvania Commerce will acquire Republic First in a tax-free all-stock transaction. On the effective date of the merger, Republic First shareholders will receive a fraction of a share of Pennsylvania Commerce common stock worth $10.00 for each share of Republic First stock owned. The actual exchange ratio will be based on the average closing price of Pennsylvania Commerce common stock for twenty (20) consecutive trading days preceding the effective date of the merger. As of this date, Republic First shareholders will receive 0.36 shares of Pennsylvania Commerce common stock (COBH) with a ceiling of 0.38 shares and floor of 0.34 shares for each share of Republic First stock.

Pennsylvania Commerce opened its first location in Camp Hill, Pa., in 1985. From its inception, the company has followed the industry-changing model originated by Vernon W. Hill, II, founder and former chairman of Commerce Bancorp Inc. and co-founder of Pennsylvania Commerce.

“We have enjoyed outstanding success living a customer-focused model in Central Pennsylvania for 23 years — and our model will live on in Metro Bank,” said Pennsylvania Commerce Co-Founder, Chairman, President and CEO Gary L. Nalbandian. “With our cornerstone acquisition of Republic First, we have a match that will dramatically accelerate expansion, make whole new markets of fans and create a new level of value for shareholders. We are at the dawn of becoming America’s next great bank.”

Republic First Founder, Chairman and CEO Harry D. Madonna said, “The joining of Republic First with Pennsylvania Commerce not only brings a tax-free fair price, but is going to change the banking landscape. The venture is the basis for building on Republic First’s Philadelphia presence and Pennsylvania Commerce’s success and infrastructure. Our team is committed to embracing Pennsylvania Commerce’s renowned retail model.”

Mr. Nalbandian will become chairman, president and CEO of Metro Bancorp and Mr. Madonna will become vice-chairman of Metro Bancorp. Mr. Hill, currently a consultant for Republic First, will continue as a consultant with the combined company and as one of its largest individual shareholders.

Pennsylvania Commerce Bancorp was represented by Keefe, Bruyette & Woods Inc. Republic First Bancorp was represented by Sandler O’Neill & Partners LP.

About Pennsylvania Commerce Bancorp

Pennsylvania Commerce Bancorp is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Harrisburg, Pennsylvania Commerce has more than $2 billion in assets. Services include seven-day banking, free checking, free instant-issue Visa check card, free interactive coin-counting machines, free online banking and 24/7 bank-by-phone. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information, visit the bank’s web site at commercepc.com.

About Republic First Bancorp

Republic First Bank is a full-service, state-chartered commercial bank with assets of $1 billion. The bank provides diversified financial products through its 12 offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania; and Voorhees, New Jersey.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements about Pennsylvania Commerce Bancorp and Republic First Bancorp and the proposed transaction between the companies. There are several factors – many beyond the parties’ control – that could cause actual results to differ significantly from expectations described in the forward-looking statements. Among these are the receipt of necessary regulatory approvals and the approval of Pennsylvania Commerce Bancorp and Republic First Bancorp shareholders. Forward-looking statements speak only as of the date they are made and the companies do not undertake any obligation to update them to reflect changes that occur after that date.

For a discussion of factors that may cause actual results to differ from expectations, refer to each company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and Annual Report on Form 10-K for the year ended December 31, 2007, including information incorporated into each company’s 10-K from their respective 2007 annual reports, filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

ADDITIONAL INFORMATION ABOUT THE SUBJECT TRANSACTION

Pennsylvania Commerce Bancorp and Republic First Bancorp will be filing with the SEC a joint proxy statement/prospectus and other relevant documents concerning the merger. Investors will also be able to obtain these documents free of charge at the SEC’s website. THE COMPANIES URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The directors, executive officers and certain other members of management and employees of both Pennsylvania Commerce Bancorp and Republic First Bancorp may be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of their respective companies. Information about the directors and executive officers of Pennsylvania Commerce Bancorp is included in the proxy statement for its 2008 annual meeting of shareholders which was filed with the SEC on April 23, 2008. Information about the directors and executive officers of Republic First Bancorp is included in the proxy statement for its 2008 annual meeting of shareholders which was filed with the SEC on March 11, 2008, and the current report on Form 8-K filed with the SEC on July 23, 2008. Additional information regarding the participants and their interests will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

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